Exhibit 14.2

RUDOLPH TECHNOLOGIES FINANCIAL CODE OF ETHICS

Rudolph Technologies, Inc. (“RTEC”) has a Code of Business Conduct and Ethics applicable to all employees, executive officers and directors of RTEC. The Chief Executive Officer (“CEO”) and all RTEC senior financial officers, including the Chief Financial Officer (“CFO”) and Controller (collectively, the “Financial Officers”), are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct and Ethics, the Financial Officers are subject to the following additional specific policies:

1.	The Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by RTEC with the Securities and Exchange Commission (“SEC”). Accordingly, it is the responsibility of the Financial Officers promptly to bring to the attention of the RTEC Board of Directors Audit Committee (“Audit Committee”) any material information of which he or she may become aware that affects the disclosures made by RTEC in its public filings. Furthermore, such Financial Officers shall otherwise assist the Audit Committee in fulfilling its responsibilities as specified in RTEC’s financial reporting and disclosure, controls and procedures policies as those policies are documented.

2.	Each Financial Officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning:

(a)	Significant deficiencies in the design or operation of internal controls which could adversely affect RTEC’s ability to record, process, summarize and report financial data, or

(b)	Any fraud, whether or not material, that involves management or other employees who have a role in RTEC’s financial reporting, disclosures or internal controls.

3.	Each Financial Officer shall promptly bring to the attention of the General Counsel and to the Audit Committee any information he or she may have concerning:

(a)	Any violation of RTEC’s Code of Business Conduct and Ethics or its Financial Code of Ethics. This includes actual or apparent conflicts of interest, either personal or professional, involving management or other employees who have a significant role in RTEC’s financial reporting, disclosures or internal controls.

(b)	Evidence of a material violation of securities or other laws, rules or regulations applicable to RTEC and the operation of its business, by RTEC or any agent thereof.

Anyone who has a concern about RTEC’s conduct or about its accounting, internal accounting controls or auditing matters may communicate that concern directly to the Audit Committee or other non-employee Board Member (Note: only the Chairman is an employee of RTEC). Such communications may be confidential or anonymous, and may be e-mailed or submitted in writing to designated addresses, or reported by phone via the confidential, global, toll-free phone number dedicated to such reports that is listed on the RTEC Intranet website. All such concerns will be forwarded to the appropriate directors for their review, and will be simultaneously reviewed and addressed by the Audit Committee in the same way that other concerns are addressed and documented by RTEC. If appropriate, such concerns addressed to the directors or the Audit Committee will be reported to the Board of Directors on a quarterly basis. The directors or the Audit Committee shall determine, or designate appropriate persons to determine, actions to be taken and may direct special treatment, including the retention of outside advisors or counsel, as appropriate, for concerns addressed to them. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to this Financial Code of Ethics, and, if a violation is established, shall include written notices to the individual involved that the Board has determined that there has been a violation and the Board’s action which may include, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and/or termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

RTEC’s Code of Business Conduct and Ethics prohibit any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

Waivers of the Financial Code of Ethics

Any waiver of this Financial Code of Ethics will be disclosed as required by applicable law or regulation, including on Form 8-K or the Company’s website, as appropriate.